UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 25, 2008

Commission File Number: 333-146802

MANTRA VENTURE GROUP LTD.
(Exact Name of Registrant as Specified in Charter)

NEVADA
(state or other jurisdiction of incorporation or organization)

1205 – 207 West Hastings Street
Vancouver, British Columbia, V6B 1H7
(Address of principal executive offices)

(604) 609 2898
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 1.02 Termination of a Material Definitive Agreement

On June 25, 2008 Mantra Venture Group Ltd. (“the Company”) accepted the resignation letter of David Warren as the Chief Financial Officer and Chief Operating Officer of the Company dated June 15, 2008. Accordingly, the Company appointed Dennis Petke as the Chief Financial Officer and Principal Accounting Officer effective immediately.

On June 25, 2008, the Board of Directors approved that the consulting agreement between the Company and David Warren entered into on September 1, 2007 will be terminated at the close of business on June 30, 2008. From July 1, 2008 to August 29, 2008, Mr. Warren will assist the Company in the transition to a new Chief Financial Officer by staying on as a consultant of the Company. As consideration for the provision of consulting services, the Company has agreed to extend the expiry date of the options to purchase 300,000 common shares of the Company granted to Mr. Warren pursuant to a consulting agreement entered into on September 1, 2007 to the earlier of August 29, 2008 or a date that is five business days after the Company’s common stock trades at least one time per day on the OTC Bulletin Board at a price at or above $0.50 per share for seven consecutive trading days, as provided in the exhibit attached hereto. The options are exercisable at a price of $0.25 per share.

Item 5.02 Departure of Chief Financial Officer
Item 5.02 Appointment of Chief Financial Officer

As indicated in Item 1.02 above, Mr. David Warren resigned his position as the Chief Financial Officer and Chief Operating Officer of the Company effective June 30, 2008. Mr. Warren is entering into retirement and his resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

Effective July 1, 2008, Dennis Petke will succeed David Warren as the Chief Financial Officer and Principal Accounting Officer of the Company. The Company entered into a consulting agreement with Mr. Petke on June 30, 2008, whereby Mr. Petke will be compensated at a rate of $2,500 per month. The Company will also issue 50,000 shares to Mr. Petke and options to purchase 150,000 shares of common stock of the Company at a price of $0.25 per share which will vest as of July 1, 2008 and expire on the earlier of June 30, 2010 or the termination of this agreement. The Company will use its best efforts to register for resale on a Form S-1 the 50,000 common shares to be issued to Mr. Petke. The consulting agreement has a term of 3 months and will expire on September 30, 2008, unless terminated earlier by the parties or replaced by a new agreement prior to the end of the term.

Business experience for past five years

For the past five years, Mr. Petke has owned and operated Q4 Financial Group Inc., a private consulting firm serving both private and public companies in the areas of corporate finance, corporate administration and regulatory reporting. For the past two years, Mr. Petke has been conducting due diligence and meeting with private companies in Canada, Hong Kong and China exploring various green opportunities, specifically in environment purification and remediation applications for water, soil and air. Mr. Petke has also been reviewing alternative energy and C02 reduction solutions and industrial lighting applications.

In March of 2007 Mr. Petke was engaged to consult the directors on the reorganization of Golden Raven Resources Inc. (TSXV:GVN), a company that is currently delisted. Since April 2007 to present, Mr. Petke has joined the board of Golden Raven Resources and has been appointed the sole officer. Mr. Petke’s primary mandate is to complete a reorganization, bring all regulatory filings up to date, and return the company to trading status. From February 2007 to present Mr. Petke has been on the board of UraniumCore Company, (OTCBB:UCCO) and was engaged to reorganize the company and ensure its regulatory reporting was in line with current standards. UCCO has abandoned its Uranium properties and Mr. Petke has suggested that the company consider green technology opportunities.

Mr. Petke is qualified as a Chartered Accountant in Canada, and has been a member of the Institute of Chartered Accountants of British Columbia since 1995.

Other Positions in Public Companies

The positions that Mr. Petke held or currently holds with other public companies are summarized as follows:

NAME OF REPORTING	POSITION(S)	MARKET TRADED ON	FROM		TO
			MM	YY	MM	YY
Mont Blanc Resources Inc.	Director and CFO	TSX Venture: MTN	10	2003	Present
Aucxis Corp.	Director	Pink Sheets: AUCX	05	2001	Present
	CFO		08	2001	Present
US Oil and Gas Resources Inc.	Director	TSX Venture: USR	12	2003	08 / 2005 (USR merged with ODE)
Odyssey Petroleum Corp	CFO	TSX Venture : ODE	08	2005	05	2006
Altima Resources Ltd.	CFO	TSX Venture: ARH	05	2006	06	2006
Bonaventure Enterprises Inc.	CFO	TSX Venture: BVT	01	2006	07	2006
EgX Group Inc. (formerly Global)	Director	TSX Venture: GFG	10	2005	05	2006
Opawica Exploration Inc.	CFO	TSX : OPW	08	2005	12	2005
UraniumCore Company	Director	OTC BB: UCCO	02	2007	Present
Golden Raven Resources Inc.	Director, CFO and acting CEO	TSX Venture: GVN	04	2007	Present

Family Relationships and Related Transactions

There are no family relationships among Dennis Petke, the executive officers, or the sole director of the Company. The Company has not entered into any transactions with Dennis Petke or his family members wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of the average of total assets of the Company for the last fiscal year.

Item 9.01 Exhibits

(c) Exhibits. The following exhibits are included as part of this report:

Exhibit Number	Exhibit description
10.1	Stock Option Modification Agreement between Mantra Venture Group Ltd. and David Warren dated as of July 1, 2008.
10.2	Consulting Agreement between Mantra Venture Group Ltd. and Q4 Financial Group Inc. for the provision of consulting services by Dennis Petke dated as of July 1, 2008.
99.1	Press Release dated June 24, 2008 – Mantra Venture Group Announces Appointment of Mr. Dennis Petke as CFO

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 30, 2008	MANTRA VENTURE GROUP LTD.

By: /s/ Larry Kristof
Larry Kristof
Director, President and Chief Executive Officer